UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2006

QUANTUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13449	94-2665054
(Commission File No.)	(IRS Employer Identification No.)

1650 Technology Drive, Suite 700

San Jose, CA 95110

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 944-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On August 22, 2006, Quantum Corporation (the “Company”) entered into (i) a Credit Agreement (the “First Lien Credit Agreement”) with certain lenders party thereto and KeyBank National Association, as Administrative Agent and Letter of Credit Issuer and (ii) a Term Loan Agreement (the “Second Lien Credit Agreement”) with certain lenders party thereto and KeyBank National Association, as Administrative Agent. The First Lien Credit Agreement provides for a revolving credit facility of up to $150 million (the “Revolving Loans”), with a letter of credit sub-limit of up to $10 million, and a term loan facility of $225 million (the “First Lien Term Loan”). The Second Lien Credit Agreement provides for a term loan facility of $125 million (the “Second Lien Term Loan”).

On August 22, 2006, the Company borrowed a total of $320 million pursuant to the First Lien Credit Agreement, including $95 million in Revolving Loans and $225 million under the First Lien Term Loan. The Company also borrowed $125 million under the Second Lien Term Loan. On August 28, 2006, the Company borrowed an additional $51.5 million in Revolving Loans pursuant to the First Lien Credit Agreement. As of August 28, 2006, the Company has outstanding Letters of Credit in the amount of $3.2 million pursuant to the First Lien Credit Agreement.

Revolving Loans under the First Lien Credit Agreement may be borrowed, repaid and reborrowed until August 22, 2009, at which time all outstanding Revolving Loans are due and payable. Interest accrues on the Revolving Loans at either, at the Company’s option, a floating rate based on the base rate in effect from time to time plus a margin ranging from 0.0% to 0.80%, depending on the Company’s senior leverage ratio, or LIBOR plus a margin ranging from 1.75% to 3.00%, depending on the Company’s senior leverage ratio. Interest is payable quarterly, with respect to Revolving Loans bearing interest based on the base rate, or at the end of each interest period but at least every 90 days, with respect to Revolving Loans bearing interest based on LIBOR. Amounts not borrowed as Revolving Loans are subject to an unused line fee of between 0.30% and 0.75% per annum times the unused portion of the facility. The facility for the Revolving Loans may be terminated by the Company at any time without premium or penalty.

The First Lien Term Loan matures on August 22, 2012, but is subject to accelerated maturity on April 2, 2010, if the Company does not refinance to extend the maturity date of, or convert into equity, certain existing convertible debt prior to January 1, 2010. Interest accrues on the First Lien Term Loan at either, at the Company’s option, a floating rate based on the base rate in effect from time to time plus a margin of 2.15%, or LIBOR plus a margin of 4.00%. Interest on the First Lien Term Loan is payable quarterly. Beginning on December 31, 2006 and on the last day of each calendar quarter through and including September 30, 2008, the Company will make principal payments on the First Lien Term Loan in an amount equal to $6,250,000, and on the last day of each calendar quarter thereafter, the Company will make principal payments in an amount equal to 0.25% of the original principal balance of the First Lien Term Loan, with a final payment of all outstanding principal and interest to be paid at maturity. The First Lien Term Loan may be prepaid at any time, subject to an additional payment of 1.0% of the principal amount being prepaid for any prepayment made within one year of closing.

The Second Lien Term Loan matures on August 22, 2013, but is subject to accelerated maturity on May 2, 2010, if the Company does not refinance to extend the maturity date of, or convert into equity, certain existing convertible debt prior to February 1, 2010. Interest accrues on the Second Lien Term Loan at either, at the Company’s option, a floating rate based on the base rate in effect from time to time plus a margin of 6.00%, or LIBOR plus a margin of 7.50%. Interest on the Second Lien Term Loan is payable quarterly. All outstanding principal on the Second Lien Term Loan is payable at maturity. The Second Lien Term Loan may be prepaid at any time, subject to an additional payment of 1.0% of the principal amount being prepaid for any prepayment made within two years of closing.

The pricing on each of the Revolving Loans, the First Lien Term Loan and the Second Lien Term Loan is subject to adjustment in certain circumstances in connection with the syndication of the loans.

Each of the Revolving Loans, the First Lien Term Loan and the Second Lien Term Loan are subject to mandatory prepayments in certain circumstances, including receipt by the Company of the proceeds of certain asset sales, insurance or condemnation proceeds, debt issuances and equity security issuances. The First Lien Term Loan and the Second Lien Term Loan must also be prepaid with a portion of the Company’s excess cash flow commencing with the Company’s fiscal year ending 2009.

The Company’s obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement are secured by a lien on substantially all of its assets. Each of the Company’s material U.S. subsidiaries is required to guaranty the obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement, and the guaranty obligations will be secured by a lien on substantially all of the assets of each material U.S. subsidiary. Advanced Digital Information Corporation (“ADIC”) has entered into such a secured guaranty.

Each of the First Lien Credit Agreement and the Second Lien Credit Agreement contains certain customary covenants, including covenants that limit or restrict the Company’s and its subsidiaries’ ability to incur indebtedness, incur liens, enter into mergers or consolidations, dispose of assets, make investments, pay dividends, enter into transactions with affiliates, prepay certain indebtedness, and enter into restrictive agreements that limit the ability of subsidiaries to make dividends, distributions, guaranty the Company’s indebtedness or grant liens on its property. The Company is also required to maintain compliance with a total leverage ratio, a senior leverage ratio, a fixed charge coverage ratio, and minimum unrestricted cash covenant and a minimum consolidated EBITDA covenant.

Each of the First Lien Credit Agreement and the Second Lien Credit Agreement contains customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness, material judgment defaults, bankruptcy and insolvency defaults, defaults for the occurrence of certain ERISA events and change of control defaults. The occurrence of an event of default will increase the applicable rate of interest by 2.0% and could result in the acceleration of the Company’s obligations under, and an obligation of any or all of the Company’s material U.S. subsidiaries to pay the full amount of the Company’s obligations under, each of the First Lien Credit Agreement and the Second Lien Credit Agreement.

On April 27, 2006, the Company entered into a commitment letter (the “Commitment Letter”) for a $500 million senior credit facility with KeyBank National Association (“KeyBank”), which is further described in the Company’s 8-K filed May 5, 2006. The terms of the Commitment Letter were modified by a side letter entered into by KeyBank and the Company on August 22, 2006 and effective August 18, 2006 (the “Side Letter”). The Side Letter, together with the Commitment Letter, gives KeyBank the right to issue any portion of the First Lien Term Loan and the Second Lien Term Loan with original issue discount and the right, in consultation with the Company, to change the pricing, terms, allocation or structure of the Revolving Loans, the First Lien Term Loan or the Second Lien Term Loan in order to ensure successful syndication of the loans.

The proposed terms of the facilities set forth in the Commitment Letter and related term sheet as described in the Company’s 8-K filed May 5, 2006, have been superseded by the terms of the First Lien Credit Agreement and the Second Lien Credit Agreement as described above.

The foregoing description of the First Lien Credit Agreement, the Second Lien Credit Agreement, the Commitment Letter and the Side Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the First Lien Credit Agreement, the Second Lien Credit Agreement, the Commitment Letter and the Side Letter attached as Exhibits 99.2, 99.3, 99.4 and 99.5, respectively, to this Current Report on Form 8-K, which exhibits are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 22, 2006, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated May 2, 2006, by and among the Company, Agate Acquisition Corp. (the “Merger Sub”), and ADIC, the Company acquired ADIC by means of a merger of ADIC with and into the Merger Sub (the “Merger”), with ADIC continuing as the surviving corporation and a wholly owned subsidiary of the Company. At 5:00 p.m. Pacific Daylight Time, the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of ADIC, each share of ADIC common stock issued and outstanding immediately prior to the Effective Time was converted into $12.25 in cash (without interest) or, at the election of each ADIC stockholder on or prior to August 18, 3.461 shares of Company common stock, subject to proration (the “Merger Consideration”). The cash portion of the merger consideration was funded in part from borrowings under the loans described in Item 1.01 above.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on May 5, 2006, which Merger Agreement is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

Following the completion of the Merger, the Company intends to take a number of restructuring actions that may result in material charges to the Company. These actions include eliminating redundancies in internal programs, processes and employee positions, rationalizing facilities, leveraging higher manufacturing volumes to reduce supply chain costs, and streamlining procurement processes. These actions will proceed in phases and are expected to be substantially completed by the the second half of fiscal year 2008. A significant portion of the Company’s costs associated with these actions will consist of one-time termination costs. These costs cannot be estimated at this time, are expected to be taken in fiscal Q2 2007 and will result substantially in future cash expenditures. Other costs associated with the Merger may include, but are not limited to, both cash and non-cash charges related to inventory, facilities exit costs, and impairment of other assets. These charges cannot be estimated at this time, and are expected to be taken in fiscal Q2 2007.

Item 7.01. Regulation FD Disclosure.

On August 22, 2006, the Company issued a press release announcing that it has consummated its acquisition of ADIC. A copy of the press release dated is furnished as Exhibit 99.6 to this Current Report.

The press release furnished as an exhibit to this Current Report shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8–K were previously filed in the Company’s Registration Statement on Form S-4 (Registration No. 333-134988), as filed with the Commission on June 13, 2006, as amended on July 20, 2006, and accordingly, are not required to be filed herewith pursuant to General Instruction B.3. of Form 8-K.

(b) Pro Forma Financial Information.

The pro forma financial statements required by Item 9.01(b) of Form 8–K were previously filed in the Company’s Registration Statement on Form S-4 (Registration No. 333-134988), as filed with the Commission on June 13, 2006, as amended on July 20, 2006, and accordingly, are not required to be filed herewith pursuant to General Instruction B.3. of Form 8-K.

(d) Exhibits.

99.1	Agreement and Plan of Merger, dated as of May 2, 2006, between Quantum Corporation, Agate Acquisition Corp and Advanced Digital Information Corporation (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on May 5, 2006)

99.2	Credit Agreement, dated as of August 22, 2006, by and among Quantum Corporation, the lenders from time to time party thereto, and KeyBank National Association

99.3	Term Loan Agreement, dated as of August 22, 2006, by and among Quantum Corporation, the lenders from time to time party thereto, and KeyBank National Association

99.4	Commitment Letter, dated as of April 27, 2006, between the Company and KeyBank National Association

99.5	Side Letter, dated as of August 22, 2006 and effective August 18, 2006, between the Company and KeyBank National Association

99.6	Press Release issued by Quantum Corporation, dated August 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUANTUM CORPORATION

Dated: August 28, 2006	By:	/s/ Shawn Hall
Shawn Hall Vice President, General Counsel and Secretary